LIMITED POWER OF ATTORNEY
FOR EXECUTING FORMS 3, 4 AND 5

THE COMMONWEALTH OF MASSACHUSETTS
SUFFOLK COUNTY

I, David L, Grinnell, of 421 Main Street, Medfield, MA 02052, hereby appoint Kathleen H. Wade of The Boston Beer Company, Inc. (the “Company”), One Design Center Place, Suite 850, Boston, MA 02210 and Helen F. Bornemann also of the Company, or each of them acting singly and with full power of substitution, my true and lawful attorneys in fact (collectively and individually referred to herein as my “Attorney”) for me and in my name to execute and file with the Securities and Exchange Commission on my behalf and at my instruction, Forms 3, 4 and 5 relating to transactions by me in the stock of the Company and affirm that which my Attorney shall lawfully do or cause to be done by virtue of the powers herein conferred.

THIS Power of Attorney shall remain in full force and effect for so long as I have not expressly in writing to my Attorney withdrawn the powers herein conferred.

THIS Power of Attorney shall not be affected by my subsequent disability or incapacity.

EXECUTED as a sealed instrument this 17th day of December, 2007.

/s/ David L. Grinnell
David L. Grinnell

COMMONWEALTH OF MASSACHUSETTS	)
	)	ss.
COUNTY OF SUFFOLK	)	December 17 th, 2007

Then personally appeared the above-named David L. Grinnell and acknowledged the foregoing instrument to be his free act and deed, before me,

Illegible
Notary Public
My Commission Expires: Jan. 21, 2011
Notary Seal